EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

Black Diamond Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42600, 333-42604, 333-127686, 333-79565, and 333-59193) on Form S-8, (No. 333-171164) on Form S-3, and (No. 333-175695) on Form S-4 of Black Diamond, Inc. of our report dated March 15, 2011, with respect to the consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows of Black Diamond Equipment, Ltd. and subsidiaries for the period from July 1, 2009 to May 28, 2010, which report appears in the December 31, 2011 annual report on Form 10-K of Black Diamond, Inc.

/s/ KPMG LLP

Salt Lake City, UT

March 6, 2012